Exhibit 10.1

June 27, 2017

Brian J. Driscoll

Dear Brian:

On behalf of Snyder’s-Lance, I am pleased to offer you the position of President and Chief Executive Officer reporting to the Board of Directors. Below are the details of your employment offer:

Start Date: June 27, 2017

Base Compensation: Annualized base salary of $900,000 subject to applicable withholdings.

Annual Incentive Plan (AIP) Participation: AIP target of 100% of base salary. You are eligible to participate in the 2017 performance year on a pro-rated basis based on your effective start date.

Long Term Incentive Plan Participation: First annual grant beginning in quarter one, 2018 at $2,800,000. Components of the plan design include restricted stock, stock options and performance shares. Further details of the plan are specified in the 2016 Key Employee Incentive Plan document.

Benefits and additional details:

•	Eligibility to participate in all of our Company sponsored benefit and retirement plans at the terms and rates offered to other associates within the Company.

•	Five weeks of paid vacation effective in 2017.

•	Relocation benefits to support your move to Charlotte (please see attached relocation policy). As part of the relocation package, you will receive a one-time lump sum gross amount of $50,000 for incidental relocation expenses such as house hunting, return and final trips, and miscellaneous relocation expenses.

We remind you that you will be an “at-will” employee, meaning that you or Snyder’s-Lance may terminate the employment at any time for any reason not prohibited by law with or without prior notice. Nothing in this offer letter alters your status as an “at-will” employee. Further, nothing in this offer is intended to create a contract for employment or guarantee of continued employment with Snyder’s-Lance. However, you are eligible for an executive severance agreement. Details of this agreement are outlined in the separate document titled Executive Severance.

Your acceptance of this offer may be communicated by signing below and forwarding a copy to my attention.

Brian, on behalf of the Board of Directors, I would like to thank you for serving as interim CEO during the past few months, and we look forward to working with you in this new capacity.

Sincerely,

/s/ Jim Johnston

Jim Johnston

Chairman of the Board

Snyder’s-Lance, Inc.

Acknowledgement of Acceptance:

/s/ Brian J. Driscoll
Brian J. Driscoll